Exhibit 10.11

Dated the 6th day of February 2024

VANTAGE POINT LIMITED

and

STUDENT LIVING (HONG KONG) CULTURE TECHNOLOGY LIMITED

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LEASE

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Term	:	3 years together with an option to renew for a further term of 2 years and 8 months

Commencing	:	1 March 2024

Expiring	:	28 February 2027

Rent	:	HK$360,000.00 per month (exclusive of Management Charges, rates and government rent)

Deposit	:	HK$1,080,000.00

THIS LEASE made the 6th day of February Two thousand and twenty four

BETWEEN VANTAGE POINT LIMITED whose registered office is situate at Units 305-309, 3rd Floor, Tower B, Regent Centre, 63 Wo Yip Hop Road, Kwai Chung, New Territories (hereinafter called the “Landlord” which expression shall where the context so admits include the person for the time being entitled to the reversion immediately expectant on the term hereby created) of the one part; and the person or corporation whose name, address or registered office and description are set out in Part I of the First Schedule hereto (hereinafter called the “Tenant”) of the other part.

NOW IT IS HEREBY AGREED as follows :-

AGREEMENT TO LET THE PREMISES TERM	1. In consideration of the rent and the Tenant’s agreement heremafter reserved and contained the Landlord hereby agrees to let to the Tenant ALL THOSE the premises more particularly described in Part II of the First Schedule hereto (the “Premises”) TOGETHER with the exclusive right to use the lift lobby on the ground floor, the staircases and landing leading from the ground floor to the 11th floor and the roof, the corridors and passages of the building of which the Premises form part (the “Building”) and the lifts that served the Building for the term specified in the Second Schedule hereto and determinable as hereinafter provided at the rent and for the period specified in the Third Schedule hereto. The rent payable hereunder is exclusive of rates, government rent and Management Charges (as defined hereafter) and shall be paid in advance without any deduction on the 1st day of each and every successive calendar month.

TENANT’S AGREEMENT TO PAY RENT.	2. The TENANT HEREBY AGREES WITH THE LANDLORD as follows, namely:-

	(a)	To pay the rent hereby reserved in Hong Kong Currency in the manner herein stipulated.

TO MANAGE THE PREMISES AND GOVERNMENT RENT	(b)	To manage and/or engage a management company to undertake the management of the Premises and pay for all management fees, charges and expenses in respect thereof (the “Management Charges”).

assessed by the Government quarterly in advance which shall be or be deemed to be payable and due on the first day of the months of January April July and October and the same shall be payable from the commencement of the term hereby created.

INTEREST	(d)	Without prejudice to any right or remedy conferred unto the Landlord under this Lease, to pay to the Landlord default interest calculated at the rate of two per cent (2%) per month in respect of any payments to be made to the Landlord as shall be in arrears for over seven (7) days from its due date for payment and such interest shall be payable from the date upon which such payment in arrears fell due to the date of actual payment.

TO PAY FOR UTILITIES	(e)	To pay and discharge all deposits and charges in respect of electricity, gas, water and telephone as may be shown by the separate meter or meters installed upon or attributable to the Premises or by accounts rendered to the Tenant.

TO PAY FOR CLEANSING AND CLEARING OF DRAINS	(f)	To pay on demand to the Landlord the cost incurred by the Landlord in cleansing and clearing any drains choked or stopped up owing to careless use by the Tenant or its employees customers invitees or licensees.

TO FIT OUT THE PREMISES	(g)	To fit out the Premises at the Tenant’s expense in accordance with such plans and specifications as shall have been first submitted to and approved in writing by the Landlord (which approval shall not be unreasonably withheld) in a good and proper workmanlike fashion and to maintain the same throughout the said term in good repair and condition (fair wear and tear excepted). The Tenant will not cause or permit to be made any variation to the approved fitting out plans and specifications or to the interior design or layout of the Premises without the previous approval (which shall not be unreasonably withheld) in writing of the Landlord and in the event of such approval being requested it shall be a condition precedent to the granting thereof that the Tenant shall pay to the Landlord any proper and reasonable fees and/or costs incurred by the Landlord in obtaining the opinion and/or approval of its architect and/or specialist consultants.

TO KEEP IN REPAIR	(h)	To keep all the interior parts of the Premises including the flooring and interior plaster or other finishing material or rendering to walls and all ceilings and the Landlord’s fixtures and fittings therein and all additions thereto including all doors, windows, electrical installations and wiring and fire alarm and the fire fighting installations in good clean substantial and proper repair and condition and properly preserved (fair wear and tear excepted) as may be appropriate when from time to time appropriate or required or whenever required by the relevant Government Authority and to maintain the same at the expense of the Tenant. The Tenant particularly agrees:

WINDOW GLASS	(i)	to reimburse to the Landlord the reasonable cost of replacing all broken and damaged window glass;

ELECTRICAL WIRING	(ii)	to repair or replace, if so required by the appropriate Supply Company, Statutory Undertaker or Authority as the case may be under the terms of any Electricity Supply Ordinance for the time being in force or any Orders in Council or Regulations made thereunder, all the electrical wiring installations and fittings within the Premises and the wiring from the Tenant’s meter or meters to and within the same.

INTERIOR DEFECTS	(iii)	to be wholly responsible for any damage or injury caused to any person whomsoever or property whatsoever through the defective or damaged condition of any part of the interior of the Premises of which the Tenant is responsible (apart from inherent· or structural defect or damage) and to make good the same by payment or otherwise and to indemnify the Landlord against all reasonable costs claims demands actions liabilities and legal proceedings whatsoever made upon the Landlord by any person in respect thereof;

DRAINS, PIPES, CABLES ETC.	(iv)	in so far as the same may not be part of the interior of the Premises to keep in good clean substantial and proper repair and condition (fair wear and tear excepted) all drains, soil and other pipes, cables, wires, ducts, mains and apparatus associated therewith and any equipment and fittings ancillary thereto which belong to or form part of or solely serve the Premises and to indemnify the Landlord against all costs, claims, demands, actions, liabilities, and legal proceedings whatsoever made upon the Landlord by any person in respect of any breach of this covenant.

TO YIELD UP	(i)	To yield up the Premises quietly at the expiration or sooner determination of the term in good clean substantial and proper repair and condition (damage or destruction due to any causes mentioned in Clause 4(b) hereof and fair wear and tear excepted) AND thereupon to surrender to the Landlord all keys leading to all parts of the Premises and to remove at the Tenant’s expense all fixtures, fittings, additions, partitions, floor coverings, erections, and alterations made or installed at the Premises and to re-instate, restore and make good any damage caused by such removal or re-instatement to the intent that the Tenant shall deliver up the Premises to the Landlord in such state and condition as the Landlord shall deliver to the Tenant upon commencement of the term of lease hereby created Provided that the Tenant’s obligations relating to removal or re-instatement under this Clause may be modified or varied by the Landlord notifying the Tenant in writing that the Landlord proposes without payment of compensation to retain all or any of the said fixtures, fittings, additions, partitions, floor coverings, erections and alterations which the Tenant is otherwise liable hereunder to remove but subject to this proviso, the Tenant shall reinstate restore and make good the Premises or any part thereof requiring to be reinstated restored or made good and in the event of the Tenant failing so to do to the satisfaction of the Landlord the Tenant shall on demand pay to the Landlord the cost of such re-instatement restoration or making good.

TO PROTECT INTERIOR	(j)	To take all reasonable precautions to protect the interior of the Premises against damage by storm, typhoon, heavy rainfall or the like and in particular to ensure that all exterior doors, windows and protective shutters to shop windows are securely fastened upon the threat of such adverse weather conditions.

WATER APPARATUS	(k)	To keep at the expense of the Tenant the lavatories and water apparatus in good clean substantial and proper repair and condition at all times during the term (fair wear and tear excepted) in accordance with the Regulations of the Public Health or other Government Authority concerned.

TO PERMIT LANDLORD TO ENTER AND VIEW	(I)	(i)	To permit the Landlord and its agents with or without workmen or others and with or without appliances at all reasonable times upon reasonable prior notice to enter upon the Premises to view the condition thereof and to carry out the works as are or may be required by the Government authorities whether pursuant to the orders or directions; and

		(ii)	Within the space of one calendar month from the time of receipt of notice requiring the Tenant so to do to make good all defects and wants of repair then found which are the liability of the Tenant hereunder.

TO PERMIT ENTRY	(m)	To permit the duly authorised agents or servants of the Landlord and any other persons duly authorised by the Landlord at any time to enter the Premises (and by force if necessary) for the purposes of security, and/or fire fighting and inspecting or carrying out routine and essential or emergency repairs or alterations or additions to or maintenance or renewal of the Building and the Landlord’s services and fixtures and fittings within the Building and any other services or fixtures and fittings which may be supplied or provided to or installed in the Building by third parties including, without limitation to the generality of the foregoing, electricity, water, telephone and other communication services and fixtures and fittings installed in connection therewith, and of making good on behalf of the Tenant any defects or effecting any repairs which the Tenant has failed to do under the terms of this Lease.

USER	(n)	Not to use and/or permit the Premises to be used other than for guest house purpose.

NOT TO MIS-USE	(o)	Not to permit or suffer any part of the Premises to be used for the purpose of gambling or for any illegal, unlawful, immoral or improper purposes or for the operation of any business without the requisite licence or so as to cause nuisance, annoyance, inconvenience, damage or danger to the occupiers of adjacent premises or other premises in the neighbourhood. For the avoidance of doubt, the Tenant shall not run, operate and/or carry out unlawful business at the Premises at any time during the term of lease hereby created and shall at all times indemnify and keep the Landlord indemnified against any loss or damages which the Landlord would suffer and/or incur as a result thereof.

NOT TO STORE GOOD	(p)	(i)	Not without the previous consent in writing of the Landlord to use the Premises or any part thereof for the storage of goods or merchandise other than in normal quantities consistent with the nature of the Tenant’s trade or business nor to keep or store or cause or permit to be kept or stored any dangerous goods within the meaning of the Dangerous Goods Ordinance or any enactment replacing the same and the Regulations applicable thereto or any modification thereof and in so far as such Ordinance or its Schedules or Regulations may be altered this Clause shall have reference to any alteration thereof. Notwithstanding any actual or implied consent obtained from the Landlord in connection with any plans or specification required hereunder, not to keep store use bring into or suffer to be kept stored used brought into the Premises or the Building or any part thereof any excessive asbestos or any article or material. For the purpose of this sub-clause asbestos shall mean any of the following minerals, that is to say crocidolite, amosite, chrysolite, fibrous anthophyllite and any mixture containing any of the said minerals.

		(ii)	Not without the previous consent in writing of the Landlord to keep store use bring into or suffer to be kept stored used brought into the Premises or the Building or any part thereof any arms or ammunition (as defined in the Arms and Ammunition Ordinance) PROVIDED ALWAYS that it shall be within the absolute discretion of the Landlord to grant or withhold such consent and it shall be a condition precedent to any such consent that the Tenant shall produce evidence of compliance with the said Ordinance or any statutory modification or re-enactment thereof for the time being in force and Provided Also that at all times the Tenant shall indemnify the Landlord from and against all actions proceedings demands liability costs claims and expenses in respect of any loss, damage to person or property, injury or death suffered by any person or body as a result of any such arms or ammunition being kept stored used brought into or suffered to be kept stored used or brought into the Premises or the Building by the Tenant its licensees or invitees and whether or not any consent thereto has been granted by the Landlord.

NOT TO COMMIT NUISANCE, ETC.	(q)	Not to make produce or suffer or permit to be made or produced any noise (including but not limited to music or sound produced by broadcasting from television radio and any apparatus equipment or instrument capable of creating producing or reproducing music or sound) or vibration or other acts or things in or on the Premises which is proved to be a nuisance or annoyance to the Landlord or to the tenants or occupiers of adjacent or neighbouring premises unless authorised by the Landlord on specific occasions.

NOT TO MAKE ALTERATIONS ETC.	(r)	Not to make or permit to be made any structural alterations in or additions to the Premises or to the electrical and communication wiring and other installations or other Landlord’s fixtures and fittings provided that such consent must not be unreasonably withheld or to install any plant equipment apparatus or machinery therein without having first obtained the written licence and consent of the Landlord therefor (which consent shall not be unreasonably withheld) or cut, maim, or injure or suffer to be cut, maimed or injured any doors, windows, walls, structural members or other fabric thereof.

NOT TO EXCEED FLOOR LOADING	(s)	Not without the previous written consent of the Landlord to install or permit or suffer to be installed any equipment apparatus or machinery which imposes an excessive weight on any part of the flooring of the Premises.

TO COMPLY WITH ORDINANCE	(t)	To be answerable and responsible for the consequence of any breach of local Ordinances Orders in Council or Regulations by any inmate occupier invitee guest or Iicencee of the Premises and not to do anything which would amount to a breach or non-observance of the provisions of the Government Lease under which the Landlord holds the Premises and to indemnify the Landlord against any breach of the terms of this Clause.

ETC. AND GOVERNMENT LEASE NOT TO BLOCK ENTRANCES, STAIRCASES, ETC.	(u)	Not to place or leave in the entrance or any of the lifts, staircase, passages, lobbies, landings or other common areas of the Building any boxes, furniture, chattels, refuse or rubbish or otherwise encumber the same. In addition to any other remedy available to the Landlord hereunder or at law, in the event of the Tenant being in breach of this clause the Landlord, its servants or agents may without prior notice to the Tenant treat any item whatsoever so placed or left as abandoned and at the Tenant’s expenses (payable on demand) dispose of the same in whatever manner it shall in its absolute discretion decide and the Tenant hereby specifically authorises the Landlord so to do.

NOT TO VITIATE INSURANCES	(v)	Not to do or permit to be done any act or thing whereby the policy or policies of insurance on the Premises against damage by fire or against claims by third parties for the time being subsisting may become void or voidable or whereby the rate of premium or premia thereon may be increased, and (if so required) to repay to the Landlord on demand all sums paid by the Landlord by way of increased premium or premia thereon and all expenses incurred by the Landlord in and about any renewal of such policy or policies rendered necessary by a breach of this Clause.

INDEMNITY BY TENANT	(w)	Save as caused by the neglect, default and/or omission of the Landlord, its agent and/or servant, to indemnify and keep the Landlord fully indemnified from and against all actions proceedings demands costs expense liabilities and claims whatsoever by the tenants and occupiers of any other parts of the Building and any third party in respect of any act or liability caused by or arising from the act, neglect or default (irrespective of whether wilful or not) of the Tenant or any invitee or licensee or the Tenant or any workmen servants or persons who are suffered or permitted by the Tenant to be in the Premises or any part thereof.

EXCLUSION OF LANDLORD’S LIABILITY	(x)	Not to hold the Landlord liable in any way to the Tenant or to any person whomsoever in respect of any injury, damage or loss of business or damage to the interior decoration of the Premises and goods thereof or other liability whatsoever which may be suffered by the Tenant or by any other person or any property howsoever caused and in particular, but without limitation, caused by or through or in any way owing to:-

(i)	any interruption of any of the services hereinbefore mentioned by reason of the demolition or rebuilding or refurbishment of the Building or any part thereof the necessary repair or maintenance of any installations or apparatus or damage thereto or destruction thereof by fire, water, Act of God or other cause beyond the Landlord’s control or by reason of mechanical electrical or other defect or breakdown or other inclement conditions or unavoidable shortage of fuel materials water or labour or any cause whatsoever beyond the Landlord’s control; or

(ii)	the act neglect or default of the tenants and occupiers of any other parts of the Building and their employees, agents, licensees and invitees.

(y)	Save as caused by the neglect, default and/or omission of the Landlord, its agent and/or servant, not to hold the Landlord liable in any way to the Tenant or to any person whomsoever in respect of any injury damage or loss of business whatsoever occurred in the Premises which may be suffered by the Tenant or by any other person or any property howsoever caused and in particular, but without limitation, caused by or through or in any way owing to:-

(i)	any defect in the supply of electricity or from any surge, reduction, variation, interruption or termination in the supply of electrical power, or

(ii)	any typhoon, landslide, subsidence of the ground, escape of fire, leakage of water or electric current from the water pipes or electric wiring, cables or ducts situate in upon or in any way connected with the Building or any part thereof or dropping or falling of any article, object or material whatsoever including cigarette ends, glass or tiles, the escape or leakage of water, fire or electricity or vibrations from any floor office or premises forming part of the Building or in the neighbourhood,

(iii)	the defective or damaged condition of the Premises or the Landlord’s fixtures therein or any part thereof.

OBSERVANCE OF TERMS OF DMC	(z)	Not to do anything which would amount to a breach or non-observance of the terms, conditions, covenants and restrictions contained or referred to in any Deed of Mutual Covenant relating to the Building and/or the Premises and to indemnify the Landlord against any such breach or non-observance.

ACCESS TO PROSPECTIVE TENANTS	(aa)	For the period of three (3) months immediately prior to the expiration or sooner determination of the term the Tenant shall permit all persons having written authority from the Landlord or the Landlord’s agents to enter and view the Premises and every part thereof at all reasonable times upon prior reasonable notice.

NOT TO DAMAGE THE FABRIC	(ab)	Not to damage, injure or deface or interfere any part of the fabric, external wall, roof, flat roof or decorative features of the common areas stairs, lifts or any of the sewers drains watercourses conducts pipes cables wiring fixtures equipment apparatus or services of the Building.

NOT TO SUB-LET	(ac)	Not to transfer, assign, underlet, license, share or otherwise part with the use, possession, occupation or enjoyment of the Premises or any part thereof or agree to do the same or to permit or suffer the same to occur by any means whether by way of sub-letting, lending, sharing whereby any person or persons not a party to this Lease obtains the use possession or occupation of the Premises or any part thereof for all or any part of the term hereby granted and irrespective of whether any rental or other consideration is given for such use possession or occupation and in the event of any purported transfer, assignment, underletting, licensing, sharing or parting with the use, possession or occupation of the Premises or any part thereof (whether for monetary consideration or not) the Landlord shall be entitled to terminate this Lease and the Tenant shall forthwith thereupon surrender vacant possession of the Premises to the Landlord without prejudice however to the rights of either party in respect of any antecedent breach of any of the covenants, terms and conditions contained herein. The lease herein created shall be personal to the Tenant and without prejudice to or in any way limiting the generality of the foregoing, the following acts and events shall, unless approved in writing by the Landlord (such consent shall not be unreasonably withheld), be deemed to be breaches of this sub-clause :-

(i)	in the case of a corporate tenant, any take-over, reconstruction, amalgamation, merger, voluntary liquidation or change in the person or persons who own a majority of its voting shares or who otherwise control it, except in the latter case, where the Tenant is a public company whose shares are quoted on any established stock exchange or over-the-counter market whether in Hong Kong or elsewhere. A person controls the Tenant for this purpose if he (alone or with others) has the power (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) to appoint and/or remove the majority of the members of the governing body of the Tenant or otherwise controls or has the power to control the affairs and policies of the Tenant;

(ii)	the giving by the Tenant of a Power of Attorney, licence or similar authority whereby the donee thereof obtains the right to use, possess, occupy or enjoy the Premises or any part thereof;

(iii)	in the case of a tenant which is a trust (whether or not having shares of beneficial interest) any change in the identity of any of the persons then having power to participate in the election or appointment of the trustees or other persons exercising like functions and managing the affairs of the Tenant;

(iv)	in the case of a tenant which is a partnership or association or otherwise is not a natural person (and is not a corporation or trust) the taking in of one or more new partners or member whether on the death or retirement of an existing partner or member or otherwise whereby within any calendar year one third or more of the partners or members are changed;

(v)	in the case of a tenant who is an individual (including a sole surviving partner or a partnership tenant) the death insanity or other disability of that individual to the intent that no right to use possess occupy or enjoy the Premises or any part thereof shall vest in the executors administrators personal representatives next of kin trustee or committee of any such individual; and

(vi)	the change of the Tenant’s business name.

Notwithstanding the generality of the foregoing, the Landlord hereby expressly agrees that the sub-letting of the Premises and the individual units and/or rooms thereof by the Tenant to students as guest house under and in accordance with the terms of this Lease shall not constitute a breach of this sub-clause.

NOTTO ERECT SIGNS	(ad)	Not to erect exhibit or display within or on the exterior of the Premises or the Building any writing, sign, aerial, flagpole or other device whether illuminated or not unless the same and the proposed location thereof shall have previously been approved in writing by the Landlord and/or the lawful owner of the exterior of the Premises (as the case may be) and for this purpose, the Tenant shall indemnify and keep the Landlord indemnified against all claims, costs, damages and proceedings which the Landlord may incur and/or suffer as a result of such erection, exhibition and display. For the avoidance of doubt, the Tenant shall remove and/or dismantle, at its own cost and expense, the erections, exhibitions or display placed at or on the exterior of the Premises or the Building either upon the expiry of the term of lease hereby created or if the Government or the competent authority or the manager or the management committee of the Building or the lawful owner (as the case may be) shall issue and/or serve a notice or order on the Landlord and/or the occupier of the Premises to dismantle and/or remove the same.

THIRD PARTY INSURANCE	(ae)	To effect and maintain throughout the term of lease hereby created insurance cover in respect of the Tenant’s obligations hereunder with a reputable insurance company including but without limitation to the third party’s insurance and the insurance of and relating to the loss, damage and injury that may be caused as a result of the Tenant’s fitting out of the Premises and the hanging of items at the external wall with a sum of not less than HK$20,000,000.00 per claim and to produce to the Landlord, as and when so required by the Landlord, the policy of such insurance together with the receipt for the last payment of premium and a certificate from the relevant insurance company that the policy is fully paid up and in all respects valid and subsisting. The policy of such insurances shall be in the name of the Tenant and endorsed to show the interest of the Landlord in the Premises and the Building and shall contain a clause to the effect that the insurance cover thereby effected and the terms and conditions thereof shall not be cancelled and modified or restricted without the prior written consent of the Landlord.

TO MAINTAIN THE COMMON AREA	(af)	To maintain and cause at its own costs and expenses the external wall of the Building, the roof, the ground floor lobby, the common area and all internal renovation, fittings and facilities of the Premises to be maintained in a good repair state and condition (fair wear and tear excepted) at all times during the term of lease hereby created and shall further deliver, yield up and cause the same to be delivered to the Landlord in the same state and condition upon the expiry or sooner determination of the term herein.

TO REPAIR AND MAINTAIN THE LIFTS	(ag)	To engage a contractor to repair, maintain and cause at its own costs and expenses the lifts that served the Premises to be in good repair and running order and to pay and discharge the monthly service fee payable to the contractor for the maintenance of the said lifts during the term of lease hereby created. Save for the said monthly service fee, the Tenant agrees that if it is found necessary or expedient to effect repairs for the purpose of keeping the lifts in good running order and repairs, the Tenant shall pay and reimburse to the Landlord (as the case may be) the cost of such repairs that do not exceed HK$2,000.00 per lift provided that if the cost of repairs is capital in nature and exceeds the sum of HK$2,000.00 per lift, the Landlord shall pay for the costs of such repairs to the lifts that are not damaged by the Tenant or its guest, visitor, servant, agent, licensee, customer or contractor.

LANDLORD’S COVENANTS	3	The LANDLORD HEREBY COVENANTS WITH THE TENANT as follows:-

FOR QUIET POSSESSION TO PAY PROPERTY TAX	(a)	To permit the Tenant (duly paying the rent, rates, government rent, Management Charges and other outgoings hereinbefore referred to and observing and performing the covenants herein contained) to have quiet possession and enjoyment of the Premises during the said term without any interruption by the Landlord or anyone lawfully claiming under or through or in trust for the Landlord.

	(b)	To pay the property tax and outgoings of a capital and/or non-recurrent nature in respect of the Premises.

FURTHER PROVISIONS RE-ENTRY	4	It is HEREBY EXPRESSLY PROVIDED AND AGREED as follows:-

(a)	(i)	If the rent reserved hereby, rates, government rent, Management Charges or other outgoings or charges hereinbefore referred to, or any part thereof be unpaid (whether formally demanded or not) for the space of fifteen (15) days next after any of the days on which the same ought to have been paid or in the case of the breach non-observance or non-performance of any of the covenants, restrictions, stipulations and conditions herein contained and on the part of the Tenant to be observed or performed or if the Tenant shall become bankrupt or goes into liquidation or if the Tenant shall enter into composition or arrangement with its creditors or shall suffer any distress or execution to be levied on the Tenant’s goods or chattel then in any such case it shall be lawful for the Landlord at any time thereafter to re-enter into and upon the Premises or any part thereof in the name of the whole and thereupon these presents shall absolutely determine and the deposits paid pursuant to Clause 4(d) below shall be absolutely forfeited to the extent of the damage actually suffered to the Landlord by way of liquidated damages (and not as penalty) but without prejudice to any right of action of the Landlord in respect of any breach non-observance or non-performance by the Tenant of the said covenants restrictions stipulations and conditions. All costs and expenses of and incidental to any demand for rent or any sum payable under these presents or actions or distraint for the recovery of the same shall be paid by the Tenant on a full indemnity basis and shall be recoverable from the Tenant as a debt.

	(ii)	A written notice served by the Landlord on the Tenant in manner hereafter mentioned to the effect that the Landlord thereby exercises the power of re-entry and/or forfeiture herein contained shall be a full and sufficient exercise of such power without physical entry on the part of the Landlord and notwithstanding any statutory or common law provision to the contrary.

ABATEMENT OF RENT	(b)	If the Premises or any part thereof are rendered unusable or inaccessible by an insured risk, the rent reserved hereby or a part thereof proportionate to the extent to which the Premises shall have been so rendered unusable or inaccessible shall abate and cease to be payable until the same shall have been again rendered fit for and/or capable of use and accessible PROVIDED that there shall be no cesser of rent if any insurance policy effected by the Landlord shall have been rendered void or voidable in whole or in part by the act or default of the Tenant or any person deriving title under the Tenant or any of the servants, agents, invitees or licensees of the Tenant.

LANDLORD’S WAIVER OF BREACHES	(c)	The acceptance of rent by the Landlord shall not be deemed to operate as a waiver by the Landlord of any right to proceed against the Tenant in respect of any breach by the Tenant of any of the Tenant’s covenants restrictions stipulations and conditions herein contained.

SECURITY DEPOSIT	(d)	(i)	Upon execution of this Lease, the Tenant shall pay to the Landlord a sum as specified in Part II of the Third Schedule hereto as deposit for securing the due payment of the rent, rates, government rent, Management Charges and any other moneys payable by the Tenant hereunder and to secure the performance and observance of the said covenants, restrictions, stipulations and conditions herein contained to be performed and observed by the Tenant. The said deposit shall be retained by the Landlord throughout the term hereby created free of any interest to the Tenant with power for the Landlord without prejudice to any other right or remedy hereunder to deduct from time to time from the said deposit the amount(s) of outstanding rent and other charges payable hereunder and costs expenses loss or damages sustained by the Landlord as a result of any breach non-observance or non-performance by the Tenant of any of the said covenants, restrictions, stipulations and conditions. Upon deduction from the paid deposit the Tenant shall as a condition precedent to the continuation of this Lease deposit with the Landlord the amount so deducted and if the Tenant shall fail so to do the Landlord shall forthwith be entitled to re-enter on the Premises or any part thereof in the name of the whole and to determine this Lease, in which event the said deposit or any part thereof may be forfeited to the Landlord without prejudice to the Landlord’s other rights and remedies.

		(ii)	At the expiration or sooner determination of the term hereby created, if the Tenant shall have paid all rent and other moneys payable hereunder and if there shall be no breach of any of the said covenants, restrictions, stipulations and conditions on the Tenant’s part to be observed and performed the Landlord will repay to the Tenant the said sum without any interest thereon within twenty one (21) days after the Tenant shall have surrendered to the Landlord vacant possession of the Premises or within twenty one (21) days of the settlement of the last outstanding claim by the Landlord against the Tenant in respect of any breach, non-observance or non-performance of any of the said covenants, restrictions, stipulations and conditions whichever is later provided that the Landlord shall, for all purposes, inspect the Premises no later than three (3) days from the date on which the Tenant surrenders to the Landlord vacant possession of the Premises

		(iii)	If at any time during the term of lease hereby created, the Landlord shall sell or otherwise assign the Premises, the Landlord may, subject to hereinafter mentioned, transfer to the new owner (the “New Owner”) the said deposit or the balance thereof (if any) if the Landlord is entitled to exercise its right of deduction as aforesaid provided that the Landlord shall serve a written notice on the Tenant to the effect that the Landlord has sold or otherwise assigned the Premises to the New Owner. Upon such transfer, the Landlord shall be released from any liability or obligation under this Lease to refund the said deposit or the balance thereof to the Tenant. The Tenant shall thereafter be entitled only to claim a refund of the said deposit or the balance from the New Owner.

INTERPRETATION	(f)	(i) The expression “the Tenant” shall (where context permits) mean and include the party or parties specifically named and shall not include the executors and administrators of any such party or where such party is a corporation its successors in title or any liquidators thereof.

(ii) In this Lease unless the context requires otherwise words importing the masculine feminine or neuter gender shall include the others of them and words importing the singular number shall include the plural and vice versa.

MARGINAL NOTES COSTS,	(g)	The marginal notes of the clauses of this Lease are for reference only and it is hereby declared that these headings shall not be deemed a part of this Lease.

STAMP DUTIES	(h)	All legal costs and disbursements of and incidental to the preparation and execution of this Lease and the stamp duty and registration fee payable hereon shall be borne and paid by the parties hereto in equal shares.

SERVICES OF NOTICES	(i)	Any notice required to be served on the Tenant shall be sufficiently served if delivered to or despatched by registered post to or left at the Premises or at the registered office or last known address in Hong Kong of the Tenant and any notice required to be served on the Landlord shall be sufficiently served if delivered to or despatched by registered post to or left at the registered office of the Landlord in Hong Kong or any other address which the Landlord may notify to the Tenant from time to time. A notice sent by registered post shall be deemed to be given at the time when in due course of post it would be delivered at the address to which it is sent.

EXCLUSION OF WARRANTIES	(j)	The Landlord does not represent or warrant that the Premises are suitable or capable to be converted for the use or purpose to which the Tenant proposes to put them and the Tenant shall satisfy itself or shall be deemed to have satisfied itself that they are suitable for the purpose for which they are to be used and the Tenant hereby agrees that it will at its own expense apply for any requisite licence or licences permit or permits from all Government or Public Authorities or the manager or the management committee (as the case may be) in respect of the carrying on the Tenant’s business and of any building work therein and shall execute and comply with all Ordinances, Regulations, Orders, Notices or Rules made by all competent Government or Public Authorities or the manager or management committee (as the case may be) in connection with the conduct of such business by the Tenant in the Premises and the execution of such works by the Tenant in the Premises AND the Tenant hereby further agrees to indemnify the Landlord in respect of any breach by the Tenant of this Clause.

ACT DEFAULT NEGLECT	5.	For the purposes of this Lease any act default neglect or omission of any guest visitor servant agent licensee or contractor of the Tenant shall be deemed to be the act default neglect or omission of the Tenant.

EXCLUSION OF REPRESEN- TATIONS AND RIGHTS	6.	(i) These presents set out the full agreement between the parties hereto. No other warranties or representations have been made or given relating to the Landlord, the Tenant, the Building, or the Premises or if any warranty or representation has been made the same is hereby waived.

(ii) Nothing herein contained shall confer on the Tenant any right, interest, privilege, easement or appurtenance whatsoever mentioned or referred to in section 16(1) of the Conveyancing and Property Ordinance save those expressly set out herein.

CONSTRUCTION MONEY	7.	The Tenant hereby expressly admits and declares that no premium fine construction money or key money has been or will be paid to the Landlord by the Tenant for the creation of this Lease.

BUILDING ORDERS	8.	Save for such building orders issued as a result of the alterations made by the Tenant in that the Tenant shall be liable for complying with the same at the Tenant’s own costs and expenses, the Tenant hereby expressly agrees that it will, upon the Landlord’s notification, allow and/or grant the Landlord and its contractors access to the Premises to carry out remedial works to comply with such building orders for which the Landlord is held liable under the terms of this Lease.

OPTION	9.	Notwithstanding anything to the contrary hereinbefore contained, it is hereby further agreed between the parties that if the Tenant shall be desirous of taking up a tenancy of the Premises for a further term of TWO (2) YEARS AND EIGHT (8) MONTHS from the expiration of the term hereby created, the Tenant shall not less than SIX (6) MONTHS before the expiration of the said term hereby created give to the Landlord notice in writing of such of its desire and if the Tenant shall have paid the said rent hereby reserved and shall have observed and performed the several terms and conditions herein contained and on the Tenant’s part to be observed and performed up to the expiration of the said term hereby created then the Landlord will enter into a fresh tenancy agreement with the Tenant and let the Premises to the Tenant for a further term of TWO (2) YEARS AND EIGHT (8) MONTHS from the date of expiry of the said term hereby created on the same terms and conditions as herein contained save for the provision of rent free period and this option for renewal at a monthly rent of HK$396,000.00 (exclusive of rates, government rent and Management Charges) subject nevertheless that the Tenant shall on the commencement day of the renewed term pay and deliver to the Landlord a further deposit making the amount equivalent to six (6) months’ rent as of which three (3) months’ deposit is the rent deposit and three (3) months’ deposit is the guesthouse licence deposit.

RENT PERIOD FREE	10.	The Landlord hereby agrees to grant to the Tenant the following three (3) months’ rent free period:

(a)	one (1) month commencing from 1 March 2024 to 31 March 2024;

(b)	one (1) month commencing from 1 March 2025 to 31 March 2025; and

(c)	one (1) month commencing from 1 February 2026 to 28 February 2026 provided that the Tenant shall be responsible for paying all rates, government rent, Management Charges, utility charges and other outgoings payable in respect of the Premises during the said rent free period.

GUESTHOUSE LICENCE	11.	In consideration of the Tenant agreeing to take up the lease of the Premises and to enter into this Lease with the Landlord upon such terms and conditions herein contained, the Landlord hereby agrees to grant and/or cause its related companies to grant the Tenant the right to use the 11 guesthouse licences (collectively the “Licenses”) to run and operate its guesthouse business at the Premises upon the following terms and conditions:

(a)	the Tenant shall strictly observe and perform all terms, conditions and regulations to be observed and performed by the licensee under the Licenses and shall further not do and/or cause anything to be done that would have the effect of revoking and/or suspending the Licenses or any of them;

(b)	the right to use the Licenses by the Tenant shall determine immediately upon the expiry or sooner determination of the term of lease hereby created, in which case, the Tenant shall cease to have the license to run and operate the guesthouse licence and shall further attend to such formalities as the Landlord may require in order to ensure that the Landlord and/or its related companies would retain the rights under the Licenses;

(c)	the Tenant shall at its own costs and expenses make application to the licensing department(s) for the renewal of the Licenses no later than six (6) months before the expiry of the term of the Licenses and to facilitate the Tenant to make such application, the Landlord shall, if required by the licensing department(s), sign and/or cause such related companies that hold the Licenses to sign the authorization in respect thereof;

(d)	the Tenant shall pay upon execution of this Lease and maintain with the Landlord a sum equivalent to three (3) months’ rent as guesthouse licence deposit The said guesthouse licence deposit shall be retained by the Landlord throughout the term of lease hereby created free of any interest to the Tenant with power for the Landlord without prejudice to any other right or remedy hereunder to deduct from time to time from the said guesthouse licence deposit the costs expenses loss or damages sustained by the Landlord as a result of any breach non-observance or non-performance by the Tenant of any of the terms and conditions of the Licenses or any of them. Upon deduction from the paid guesthouse license deposit, the Tenant shall deposit with the Landlord the amount so deducted;

(e)	if at any time upon the expiry or sooner determination of the term of lease hereby created, the Licenses shall remain in full force and effect and that the Landlord’s related companies shall continue to be the owners of the Licenses and that if the Tenant shall have returned the Licenses to the Landlord and that there has been no breach of any of the terms, conditions and regulations of the Licenses, the Landlord will repay to the Tenant the said guesthouse licence without any interest thereon within twenty one (21) days after the Tenant shall have returned the Licenses to the Landlord’s related companies;

(f)	the Tenant shall indemnify and keep the Landlord and its related companies fully indemnified against all costs, loss, damages and claims that the Landlord and/or its related companies may incur and/or sustain on account of the Tenant’s breach of the terms, conditions and regulations of the Licenses which resulted in the Licenses or any of them being revoked, suspended and/or cancelled (as the case may be);

(g)	the Tenant shall not, at any time during the term of lease hereby created, make alteration to the partitioning of the Premises or the fire services devices and/or system that would result in the Licenses or any of them being revoked, suspended and/or cancelled;

(h)	the Tenant shall cause and procure that all partitioning inside the Premises are and will at all times during the term of lease hereby created be in accordance with the prevailing rules and regulations governing the grant or renewal of the guesthouse licence;

(i)	the Tenant shall pay and discharge all fees payable for renewing the Licenses notwithstanding that they are in the name of the Landlord’s related companies;

(j)	the Tenant shall arrange and cause the annual fire safety audit to be carried out at the Premises and pay for all fees and charges in respect thereof.

ADVERTISING SIGNBOARD AT THE ROOF OF THE BUILDING	12.	Notwithstanding the generality of the foregoing, the Landlord hereby agrees that the Tenant shall have the right to use the existing advertising signboard erected at the roof of the Building during the term of lease hereby created provided that the use of the said advertising signboard shall comply with the prevailing laws, rules and regulations governing the same and the Tenant shall at all times indemnify and keep the Landlord indemnified against all loss, costs, claims and damages that the Landlord may incur and/or sustain as a result of the Tenant’s use of the said existing advertising signboard erected at the roof of the Building under the provision hereof.

FLOOR DRAIN	13.	Without prejudice to the generality of the foregoing, the Tenant hereby declares and acknowledges that it has been advised by the Landlord that there is a floor drain at the rear lane of the Building and the Tenant shall at all times hereafter cause and ensure that the floor drain would not be blocked and the Landlord shall not, at any time, be held liable for any loss, costs, damages and claims that may arise as a result of the overflow of water to the Premises or any part of the Building from the said floor drain.

LICENCE	14.	Subject to the Tenant having executed this Lease and paid the rental deposit, the guesthouse licence deposit and the first month’s rent to the Landlord on or before 24 January 2024, the Landlord agrees to early deliver possession of the Premises and handover the keys of the Premises to the Tenant on 21 February 2024 free from payment of rent, rates, government rent and Management Charges provided that the Tenant shall perform and be bound by the other terms and conditions to be performed by the Tenant under the terms of this Lease during the period from 21 February 2024 to 29 February 2024.

THIRD PARTY EXCLUSION	15.	It is hereby expressly agreed that any person who is not a party to this Lease shall not have any right under the Contracts (Rights of Third Parties) Ordinance to enforce any provisions of this Lease and the terms herein may be varied from time to time without the consent of any person who is not a party to this Lease and Section 6(1) of the Contracts (Rights of Third Parties).

SCHEDULES	16.	The terms contained in all the Schedules shall be deemed to be incorporated herein.

THE FIRST SCHEDULE ABOVE REFERRED TO

PART I

THE TENANT

STUDENT LIVING (HONG KONG) CULTURE TECHNOLOGY LIMITED whose registered office is situate at Room 03, 10th Floor, Grand City Plaza, 1 Sai Lau Kok Road, Tsuen Wan, New Territories

PART II

THE PREMISES

ALL THOSE PORTION OF GROUND FLOOR (as shown and hatched Blue on the Ground Floor Plan herewith attached), the 1sT FLOOR, 2N° FLOOR, 3RD FLOOR, 4TH FLOOR, 5TH FLOOR, 6TH FLOOR, 7TH FLOOR, 8TH FLOOR, 9TH FLOOR, 10TH FLOOR, 11m FLOOR and ROOF of NOS.170-172 KIU KIANG STREET, SHAM SHUI PO, KOWLOON

THE SECOND SCHEDULE ABOVE REFERRED TO

THE TERM

THREE (3) years commencing from 1 March 2024 to 28 February 2027 (both days inclusive) together with an option to renew for a further term of two (2) years and eight (8) months

THE THIRD SCHEDULE ABOVE REFERRED TO

PART I

THE RENT

HK$360,000.00 per month (exclusive of rates, government rent and Management Charges)

PART II

THE DEPOSIT

HK$1,080,000.00 representing three (3) months’ rent

PART III

THE GUESTHOUSE LICENCE DEPOSIT

HK$1,080,000 representing three (3) months’ rent

IN WITNESS whereof the parties hereto have hereunto executed this Lease the day and year first above written.

SEALED with the COMMON SEAL of	)
the Landlord and SIGNED by	)
)
/s/ Yam Kam Tim
Yam Kam Tim, its director and person
duly authorized by its board of directors	)
in the presence of:-)

/s/ Philip Yat Lun Fu
Philip Yat Lun Fu Solicitor, Hong Kong SAR Vincent T.K. Cheung, Yap & Co.

SEALED with the COMMON SEAL of	)
the Tenant and SIGNED by	)

/s/ Ng Chun Kwok
Ng Chun Kwok, its director and duly	)
authorized person	)
in the presence of:-)

(stamp) Philip Yat Lun Fu Solicitor, Hong Kong SAR Vincent T.K. Cheung, Yap & Co.

RECEIVED on the day and year	)
first above written of and from the	)
Tenant the deposit above expressed to be	)
payable by the Tenant to the Landlord in the	)
sum of HONG KONG DOLLARS ONE	)	HK$1,080,000.00
MILLION AND EIGHTY THOUSAND	)
ONLY	)

RECEIVED on the day and year	)
first above written of and from the	)
Tenant the guesthouse licence deposit above	)
expressed to be payable by the Tenant to the	)	HK$1,080,000.00
Landlord in the sum of HONG KONG	)
DOLLARS ONE MILLION AND EIGHTY	)
THOUSAND ONLY	)

KETL001336(7)

LIGHT WELL
KITCHEN
GAME AREA
ELECTRONIC GLASS DOOR
MANUAL CONTROL GLASS DOOR

For and on behalf of
STUDENT LIVING (HONG KONG) CULTURE TECHNOLOGY LIMITED
滙生活(香港)文化科技有限公司

Authorized Signature(s)

For and on behalf of
VANTAGE POINT LIMITED
定潤有限公司

Authorized Signature(s)

LMP INTERNATIONAL LTD.

PROJECT TITLE:	REVISIONS:				SCALE:	DESIGNED BY:	DRAWING No.:
170-172 Kiu Kiang Street, Sham Shui Po	1	2017.12.28	6	2018.03.28	1 : 75@ A3	TL	P01
	2	2018.01.12	7	2018.04.18	DATE: 2017.12.28	DRAWN BY: PC	
DRAWING TITLE: G/F FLOOR LAYOUT PLAN	3	2018.02.06	8	2018.05.30			SIGNATURE
	4	2018.02.13	9		PROJECT No.: PJ-0394	APPROVED BY: TL	
	5	2018.03.01